Exhibit j


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 18 to the Registration Statement of The Diversified Investors Funds Group on Form N-1A (File Nos. 33-61810 and 811-7674) of our reports dated February 22, 2000, on our audits of the financial statements and financial highlights of The Diversified Investors Funds Group and Diversified Investors Portfolios, which reports are included in the 1999 Annual Report of The Diversified Investors Funds Group and The Diversified Investors Strategic Allocation Funds, which is also incorporated by reference in this Post Effective Amendment to the Registration Statement. We also consent to the reference to us under the heading "Independent Accountants" in the Statement of Additional Information.



PricewaterhouseCoopers LLP



New York, New York
September 8, 2000